Free Writing Prospectus to Preliminary Terms No. 9,030

Registration Statement Nos. 333-250103; 333-250103-01

Dated May 4, 2023; Filed pursuant to Rule 433

Morgan Stanley

1.5-Year KRE Enhanced Trigger Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	November 15, 2024
Underlying shares:	Shares of the SPDR® S&P® Regional Banking ETF (“KRE”)
Payment at maturity:

●If the final share price is greater than or equal to the downside threshold level:

$1,000 + the upside payment

●If the final share price is less than the downside threshold level, meaning the price of the underlying shares has declined by more than 20% from the initial share price:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, and will represent a loss of more than 20%, and possibly all, of your investment.

Upside payment:	$255 per security (25.50% of the stated principal amount)
Downside threshold level:	80% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date multiplied by the adjustment factor on such date
Valuation date:	November 12, 2024, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	May 12, 2023
Original issue date:	May 17, 2023 (3 business days after the pricing date)
CUSIP/ISIN:	61774XG80 / US61774XG807
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988223012052/ms9030_fwp-06431.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Underlying Shares
The Securities
$255 Upside Payment
$1,800
$1,600
$1,400
$1,255
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
25.50%
20%
40%
60%
80%
Payment at Maturity on the Securities
Percentage Change in the Closing Price of the Underlying Shares

Change in Underlying Shares	Return on the Securities
+100.00%	25.50%
+80.00%	25.50%
+60.00%	25.50%
+40.00%	25.50%
+25.50%	25.50%
+20.00%	25.50%
+10.00%	25.50%
+5.00%	25.50%
0.00%	25.50%
-5.00%	25.50%
-10.00%	25.50%
-20.00%	25.50%
-21.00%	-21.00%
-40.00%	-40.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee any return of principal.

●The appreciation potential is fixed and limited.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.

●The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is $952.50 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Shares

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the banking sector.

●Adjustments to the underlying shares or the index tracked by the underlying shares could adversely affect the value of the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

●The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.